Exhibit 10.25

Please be advised that certain identified information has been excluded in Exhibit 10.25 because it is the type of information that the registrant treats as private or confidential and is (i) not material and (ii) would be competitively harmful if publicly disclosed.

THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,AS AMENDED, ANO MAY NOT BE SOLO, TRANSFERRED, ASSIGN ED, PLEDGED, OR HYPOTHECATEO UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION Of COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY ANO ITS COUNSEL. THAT SUCH REGISTRATION IS NOT REQUIRED.

THE PAYMENT OF THIS NOTE ANO THE RIGHTS OF THE LENDER UNDER THIS NOTE ARE SUBORDINATED TO THE PAYMENT OF SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT REFERRED TO BELOW) ("SENIOR INDEBTEDNESS") AND THE RIGHTS OF THE HOLDERS OF SENIOR INDEBTEDNESS PURSUANT TO THE TERMS OF THE SUBORDINATlON AGREEMENT DATED AS OF THE DATE HEREOF (THE "SUBORDINATION AGREEMENT") BY AND AMONG 60 DEGREES PHARMACEUTICALS, LLC, KNIGHT THERAPEUTICS (BARBADOS) INC. (THE "SENIOR LENDER") AND EACH OF THE CREDITORS REFERRED TO THEREIN, INCLUDING THE LENDER UNDER THIS NOTE.

PROMISSORY NOTE

ORIGINAL ISSUE DATE: OCTOBER 11, 2017

AMOUNT PER UNIT: $250,000.00 USO

NUMBER OF UNITS: 3

PRINCIPAL AMOUNT OF NOTE: $750,000.00 USO

FOR VALUE RECEIVED, 60 DEGREES PHARMACEUTICALS, LLC, a District of Columbia limited liability company the "Borrower"         promises to pay to Avante International Limited (the "Lender"), located at                                                                  or at such other location                    as the lender may designate from time to time in a written notice provided to the Borrower, or to any subsequent holder or permitted assignee of this promissory note (this "Note"), the principal amount of Seven Hundred Fifty Thousand and 00/100 DOLLARS ($750,000.00) (the "Principal Amount'"), upon the terms and conditions specified below. This Note is issued as part of an offering of convertible and non-convertible promissory notes (the " Offering").

The Borrower is not permitted to issue more than ten discrete units for Two Hundred and Fifty Thousand and 00/100 DOLLARS ($250,000.00) each (each, a "Unit") for a total Offering of Two Million Five Hundred Thousand and 00/100 DOLLARS ($2,500 ,000.00) in convertible and non convertible promissory notes (including this Note) as part of the Offering without the prior written consent of all existing holders of such promissory notes. All promissory notes issued for Units as part of the Offering will be issued in the principal amount of Two Hundred Fifty Thousand and 00/100 DOLLARS ($250,000.00). This Note represents three (3) Units of non-convertible promissory notes combined into one instrument.

1.	Maturity Date. The "Maturity Date" of the Note shall be the earlier of:

a.	the presale of a Priority Review Voucher ("PRV Presale") by the Borrower after the United States Food and Drug Administration (USFDA) confirms the Borrower's eligibility for a New Drug Application (NOA); or

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b.	the sale of a Priority Review Voucher ("'PRV" ) by the Borrower previously granted by the USF DA to the Borrower for a Tafenoquine prophylactic antimalarial drug ("PRV Voucher Sale"); or

c.	Sixty (60) days after the date on which the Senior indebtedness is indefeasibly paid in full and the Senior Lender has terminated the Subordination Agreement pursuant to Section 2 2 thereof. For the avoidance of doubt, no payments of principal, pursuant to this Section I or of interest, pursuant to Section 2 below, shall be made by Borrower to Lender unless permitted by the terms of the Subordination Agreement.

2.       Interest. The outstanding Principal Amount and accrued interest of this Note shall bear interest from the date the Note is issued at the rate of five percent (5%) per annum for the first six months, and thereafter at the rate of ten percent ( I 0%) per annum. Interest shall accrue on a calendar year quarterly basis (Mar 31, Jun 30, Sep 30, Dec 31) and at Maturity and be payable in arrears on Maturity.

3.       Preferred Units. If proceeds of at least Seven Hundred Fifty Thousand and 00/100 DOLLARS ($750,000.00) from the sale of Units as part of the Offering are received by the Borrower by October 13, 2017 or in case of wire transfer delays proof of copy of remittance that funds were sent on October 13, 2017 and received no later than October 18 , 20 17, then all Units (both convertible and non-convertible) for which the proceeds are received by the Borrower prior to that date will be deemed Preferred Units eligible to receive an exclusive pro rata bonus share of2% of the gross proceeds of a PRV Sale or a PRV Presale. If the minimum offering proceeds of Seven Hundred Fifty Thousand and 00/100 DOLLARS ($750,000.00) are not received by October 13, 2017 or proof of remittance on that date, then all Units issued under this offering will be deemed to be Preferred Units .

4. PRV Distributions, Repayment of Principal, and Interest. Immediately following the date of closing a PRV Voucher Sale or PRY Pre-sale, the Borrower will satisfy its Knight Obligation, and thereafter make, within ten (10) days, the following distributions to each holder of one or more Units issued as part of the Offering (both convertible and non-convertible), including the Lender and the Founders, in the event either or both purchase such Units:

A.	payment in full of the Principal Amount of each Unit; and

B.	payment in full of the interest accrued under each Unit; and

C.	and one percent (1%) of the gross proceeds from any PRV Sale or PRV Presale for each Unit owned; and if

D.	the Unit is deemed to be a Preferred Unit then the Lender will receive a bonus pro rata share of two percent (2%) of gross proceeds from the PRV Sale or PRV Presale calculated as follows: amount of the gross proceeds from the PRV Sale or PRV Pre- Sale in US dollars ($US), multiplied by two percent (2%), multiplied by a quotient equal to the number of Preferred Units held by the Lender, divided by the total number of Preferred Units purchased under the Offering.

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5.       Prepayment. Borrower may not prepay any portion of the Principal Amount of this Note prior to the Maturity Date.

6.       Conversion Option. The Lender shall have the option to exercise a conversion of their debt into shares of the Borrower:

A.	Exercise Price: Pre-money value of the Borrower will be set at the lower of $32.835M USO (approximately 16,417,500 units outstanding at $2 per unit) or a valuation agreed with a third party that is lower than $32.835M. In the event the agreed valuation is $32.835M, each $250,000 USO note will convert to 125,000 units of Borrower stock.
B.	Option Period: The Lender's option to convert begins at the Maturity date and shall expire 30 days later.
C.	No Interest Payment and Conversion of Principal: Interest will not be paid if Lender elects to convert the outstanding Principal of this Note to Equity. In the event the Lender elects to convert, the Principal will be converted to equity in the Borrower per above and the Note will be retired.
D.	Subscription Agreement: Investor will sign a stand-alone subscription agreement which will contain the form for the Lender to exercise its right of conversion and to join in the operating agreement of the Company.

7.       Rank. The right to payment under this Note will be in priority relative to the right to payment under other non-convertible promissory notes issued by the Borrower as part of the Offering that have substantially the same terms and conditions as this Note other than principal amount (together with this Note, the " Borrower Issued Notes"). The Borrower will inform the Lender when/if additional Notes arc subscribed under this offering.

8.       Events of Acceleration. The entire unpaid Principal Amount under this Note shall become immediately due and payable, subordinate to the Borrower's obligation to pay in full the First Knight Obligation, upon (i) admission by the Borrower of its inability to pay its debts generally as they become due, (ii) the filing of a petition in bankruptcy by the Borrower, (iii) the execution by the Borrower of a general assignment for the benefit of creditors, or (iv) the filing by or against the Borrower of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more.

9.       Amendment and Waiver. This Note may be amended or a provision hereof waived only in a writing signed by both the Borrower and the Lender.

10.      Severability. The unenforceability or invalidity of any provision or provisions of this Note as to any person, entity, or circumstance shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

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11.      Assignment. This Note is not assignable by the Lender without the Borrower's prior written consent, which consent may be withheld in the Borrower's sole and absolute discretion.

12.       Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally delivered, sent by facsimile or electronic mail, or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, to the address set forth in this Note or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with the provisions of this Section 12. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile or electronic mail, when receipt is confirmed, (iii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

13.       Legal Matters. The validity, construction, enforcement, and interpretation of this Note are governed by the laws of Washington, District of Columbia, USA and the federal laws of the United States of America, without regard to principles of conflict of laws. The Borrower and the Lender (a) consent to the personal jurisdiction of the city and federal courts having jurisdiction in Washington, District of Columbia, USA, (b) stipulate that the proper, exclusive and convenient venue of any legal proceeding arising out of this Note is Washington, District of Columbia, USA, for city court proceedings, and the U.S. District Court for the District of Columbia, for federal district court proceedings, and (c) waive any defense, whether asserted by a motion or pleading, that Washington, District of Columbia, USA or the U.S. District Court for the District of Columbia is an improper or inconvenient venue.

14.       No Rights as a Member. Nothing contained in this Note shall be construed as conferring upon the Lender or any other person the right to vote or to consent or to receive notices as a member in respect of meetings of members of the Borrower or any other matters or any rights whatsoever as a member of the Borrower, and no distributions shall be payable or accrued in respect of this Note or the interest represented hereby until Maturity.

15.       Further Assurances. From time to time, the Lender, at the Borrower's reasonable request, shall execute and deliver such other instruments and do and perform such other acts as required to confirm the Lender' s rights under this Note.

16.      Deposit Upon Closing.. Upon closing the purchase of this Note, the full Principle Amount shall be sent via wire transfer by the Lender to the Bank of America, N.A. Account of the Borrower.

SIGNATURE PAGE FOLLOWS

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IN WITNESS HEREOF ,this Note has been executed by the Borrower and delivered to the Lender as of the date first above written.

BORROWER		LENDER
60 DEGREES PHARMACEUTICALS, LLC			[ ]
a District of Columbia limited liability company			[ ]
[ ]
By:	[ ]

Name:	Geoffrey. Dow, Manager	Name:
Title:

WITNESS:	[ ]	WITNESS:	JUN ZOV
	TYRONE MILLER		[ ]
	Chief Financial Officer		[ ]

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